EXHIBIT 10.2

DOCUSIGN

January 3, 2023

Robert Chatwani

Re: Offer of Employment
Dear Robert:
I am pleased to offer you a position with DocuSign, lnc. (the "Company") as President and General Manager, Growth, based in our San Francisco office, reporting to me, with an expected commencement date of February 20, 2023 or sooner ("Start Date"). In the event that your job requires you to be in a DocuSign office or attend a business event that requires you to be vaccinated against COVID 19 then you must be vaccinated. You will receive an initial annual salary of $510,000, less applicable taxes and deductions, which will be paid biweekly in accordance with the Company's normal payroll procedures. In addition, you will be eligible for a target bonus equal to 100% of your then-current annual salary, subject to the terms and conditions of the Company Incentive Plan ("CIP") in effect for each applicable fiscal year. The CIP document contains important information including eligibility, pro-ration for employees on a leave of absence or hired mid-year, and the measures used to track Company's achievement of targets for the plan year as established by management.

Sign-On Bonus. The Company will pay you a one-time signing bonus of $1,000,000 (the "Sign-On Bonus"), to be paid out in your first payroll following your Start Date. The Sign-On Bonus will be subject to withholding requirements and authorized deductions. The payment of the Sign-On Bonus is an advance and will not be fully earned unless you remain employed by DocuSign for one full year from your Start Date. lf you resign without Good Reason or are terminated by DocuSign for Cause before the one-year anniversary of your Start Date you agree to repay the full amount of the Sign-On Bonus Advance at the time of your departure (less 8.33% for each full month of work completed after your Start Date). In the event of a Qualifying Termination prior to the one-year anniversary of your Start Date, DocuSign will waive any right to recoup any portion of the Sign-On Bonus. As a condition of receiving the Sign-On Bonus payment, you agree and authorize the Company to deduct any unearned portion of the advance from your final wages, to the extent permitted by applicable laws. lf you fail to repay the Sign-On Bonus advance within fourteen days of your departure, interest will accrue on the amount owed at the rate of 1.5% per month. In addition to paying interest, should any dispute arise concerning your obligation to repay the Sign-On Bonus and an arbitration or other legal proceeding results, the prevailing party in any such dispute shall be entitled to recover its or his reasonable attorneys' fees and costs incurred to the extent they concern the Sign-On Bonus, its repayment, and/or your obligation to repay it.

For purposes of the foregoing paragraph, "Cause," "Good Reason" and "Qualifying Termination" have the same meanings as those terms are used in the Company's Executive Severance and Change in Control Agreement, attached hereto.

Equity Awards. Subject to approval of the Board of Directors of the Company, or a committee appointed by the Board, you shall receive the following awards of restricted stock units ("RSUs") representing the right to acquire shares of Common Stock of DocuSign, lnc.:

•a new hire grant of time-vesting RSUs with a target value of $20 million (the "New Hire Grant"); and

•An additional grant of time-vesting RSUs with a target value of $5 million (the "Additional Grant").

The number of RSUs you receive will generally be determined by dividing the applicable target value by the average closing stock price over a period of 1O trading days immediately prior to the Vesting Commencement Date. The Vesting Commencement Date will typically be the 10th day of the first month following your Start Date. Such RSUs will be subject to the terms and conditions of: (a) the Company's equity incentive program in effect at the time of grant (the "Plan"), (b) an RSU Agreement, as applicable, in the form approved by the Board or a committee of the Board, and (c) applicable law. The RSUs will be subject to service-based requirements as set forth in the RSU Agreement. For a general summary of the vesting terms, please see Attachment A hereto.

Additional Benefits. As a Company employee, you will also be eligible to receive certain employee benefits including PTO, healthcare, dental coverage, and a 401(k) plan. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.

Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. Please note your Start Date is subject to change if your background check has not been completed 13 days prior to your Start Date. Should your employment begin prior to the completion of the Company's background investigation, and you subsequently fail or do not satisfy the background investigation, your employment may be terminated.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. lf you require work authorization to lawfully work in the U.S., this must be obtained prior to your State Date and your Start Date is subject to change if proof of such authorization is not obtained by the Company by Monday of the week prior to your Start Date.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the company rules of conduct which are included in the employee handbook which you will receive on your first day of employment. You will be expected to sign and comply with an At-Will Employment, Confidential lnformation, lnvention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our working relationship, you and the Company agree that all such disputes shall be resolved by binding arbitration.

Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses you incur in connection with the performance of services on behalf of the Company during your employment with the Company, on terms no less favorable than for any other U.S. based executive officer of the Company. In addition, subject to and promptly following the Start Date the Company will reimburse your fair, reasonable and documented expenses for legal or other advisors incurred in the review and finalization of this Agreement and related documentation (not to exceed $4,000). Subject to the preceding, the reimbursement for all such expenses shall be paid pursuant to the Company's policies and practices, following your submission of proper documentation for such expenses.

lndemnification. In the event the Company's Board of Directors (or a committee thereof) determines that you are an "officer" of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, then you and the Company will enter into an indemnification agreement on substantially the same terms applicable to the Company's other officers and directors.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided be ow by January 4, 2023. This letter (including any documents referenced herein), along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at DocuSign, lnc.

Sincerely,
DocuSign, lnc.
/s/ Jennifer Christie
Jennifer Christie, Chief People Officer

ACCEPTED AND AGREED

/s/ Robert Chatwani

Robert Chatwani

Attachment A

RSU Vesting Terms

As provided in more detail in the RSU Agreement, your RSUs will become "Vested RSUs" subject to the satisfaction of the following service-based requirements:

•New Hire Grant, $20m target value: 25% of the total number of RSUs awarded will vest on the 12-month anniversary of the Vesting Commencement Date, and thereafter 1116th of the total number of RSUs awarded will vest in a series of 12 successive equal quarterly installments following the first anniversary of the Vesting Commencement Date until the grant is fully vested on the fourth anniversary of the Vesting Commencement Date, subject to your continued employment or service with the Company on each such date.
•Additional Grant, $5m target value: 12.5% of the total number of RSUs awarded will vest one quarter after the Vesting Commencement Date and each quarter thereafter until the grant is fully vested on the second anniversary of the Vesting Commencement Date, subject to your continued employment or service with the Company on each such date.

Vested RSUs will generally be delivered to you ("settled") on a quarterly basis (March, June, September and December).

The RSUs will be subject to the terms and conditions of the Plan and the applicable RSU Agreement.